MILES & STOCKBRIDGE P.C.


JANUARY 28, 2008


January 28, 2008

Gabelli Equity Series Funds, Inc.
One Corporate Center
Rye, New York 10580-1422


Ladies and Gentlemen:

We have acted as special Maryland counsel to Gabelli Equity Series Funds, Inc., a Maryland corporation (the "Company"), in connection with the filing on the date hereof of the Company's amendment to its registration statement on Form N-1A ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to seven (7) classes or series of the Company's shares of stock classified as follows: (1) The Gabelli Small Cap Growth Fund Class I Stock, par value $0.001 per share, (2) The Gabelli Equity Income Fund Class I Stock, par value $0.001 per share, (3) The Gabelli Woodland Small Cap Value Fund Class AAA Stock, par value $0.001 per share, (4) The Gabelli Woodland Small Cap Value Fund Class A Stock, par value $0.001 per share, (5) The Gabelli Woodland Small Cap Value Fund Class B Stock, par value $0.001 per share, (6) The Gabelli Woodland Small Cap Value Fund Class C Stock, par value $0.001 per share, and (7) The Gabelli Woodland Small Cap Value Fund Class I Stock, par value $0.001 per share (collectively, the "Shares").

We have examined such records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion the Shares have been duly and validly authorized and, when issued upon the terms set forth in the Registration Statement, will be validly issued, fully paid and non-assessable, to the extent that the total number of Shares issued and outstanding at any time for each class or series of the Company's stock described above does not exceed the number of Shares of such class or series authorized and classified as provided in the Company's Articles
Supplementary filed with the Maryland State Department of Assessments and Taxation on January 28, 2005.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. We express no opinion as to the laws of any state or jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. Our opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

Very truly yours,


Miles & Stockbridge P.C.


By:    /s/ Miles & Stockbridge P.C.
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